Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made by and between PRESENCE BANK (formerly known as COATESVILLE SAVINGS BANK) (the “Seller”), and FERFELDT INVESTMENTS LLC., a Florida limited liability company (“Buyer”) or assigns.

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

DESCRIPTION OF PROPERTY

1.1  Purchase and Sale of Property.  Seller hereby agrees to sell, assign, and convey to Buyer, and Buyer agrees to purchase from Seller, that certain parcel of real property situated in the Township of Earl, County of Lancaster and Commonwealth of Pennsylvania, commonly known as 691 W. Main Street, New Holland. and more particularly highlighted in Exhibit “A” attached hereto and incorporated by reference herein, and designated as Parcel ID190792200000 on the Earl Township Tax Map, consisting of approximately 1.2+/- acres (the “Land”, and the Land, all improvements thereon, all appurtenances pertaining thereto including all development rights allocable to the Land, and all rights, title and interest of Seller in and to any easements, adjacent streets, roads, or rights of way pertaining to the Land, are hereinafter collectively referred to as the “Property”).

PURCHASE PRICE

2.1  Purchase Price.  The total purchase price for the Property which Buyer agrees to pay to Seller shall be Nine Hundred Fifty Thousand Million and 00/100 ($950,000.00) Dollars (“Purchase Price”).

2.2  Payment of Purchase Price.  Buyer shall pay to Seller the Purchase Price as follows:

Initial Earnest Money	$50,000.00
Additional Earnest Money (pursuant to Section 3.1)	$100,000.00
Balance of Purchase Price (subject to closing adjustments)	$800,000.00
Total Purchase Price	$950,000.00

EARNEST MONEY

3.1  Amount;  Terms.  Buyer shall deliver to the Escrow Agent within five (5) business days after the Effective Date of this Agreement, the sum of Fifty Thousand and 00/100 Dollars ($50,000) as a good will deposit (“Initial Earnest Money”). Should Buyer elect not to terminate this Agreement pursuant to Section 4.3, Buyer will deposit with Escrow Agent a One Hundred Thousand and 00/100 Dollars ($100,000) (“Additional Earnest Money”) within five (5) business days after the expiration of the Inspection Period, as defined in Section 4.1 herein.  For purposes of this Agreement, any references to “Earnest Money” shall include the Initial Earnest Money, the Additional Earnest Money, and any additional Earnest Money paid hereunder, if and when paid.  Earnest Money shall be placed in a non-interest bearing account.  If the sale of the Property is closed, the Earnest Money shall be applied to the payment of the Purchase Price.  If either party terminates this Agreement in accordance with any right to terminate granted by this Agreement, or if either party is unable or unwilling to perform an obligation required by this Agreement within the time periods provided herein, the Earnest Money shall be distributed pursuant to this Agreement.

INSPECTION PERIOD

4.1  Duration.  Buyer shall have the right, subject to the terms herein, to a Ninety (90) day inspection period commencing on the Effective Date of this Agreement and ending at 5:00 P.M. on the first business day occurring Ninety (90) days thereafter (the “Inspection Period”) to enter upon, inspect and investigate the Property to determine whether or not the same is satisfactory to Buyer. Should Buyer notify Seller in writing prior to the termination of the Inspection Period that Buyer requires additional time in or to complete its inspections. Should Buyer notify Seller in writing prior to the termination of the Inspection Period that Buyer requires additional time in or to complete its inspections, Buyer may extend the Inspection Period by two (2) thirty (30) day periods, provided Buyer deposits Twenty-Five Thousand Dollars ($25,000) (the “Inspection Extension Payment”) with the Escrow Agent within five (5) business days after the expiration of the Inspection Period, or extension period, as applicable.  The Inspection Extension Payment shall be additional Earnest Money, shall be applicable to the Purchase Price and shall be refundable to Buyer if Buyer terminates during the Inspection Period.

4.2  Entry and Inspection.  During the Inspection Period, Seller shall make the Property available for inspection by Buyer.  In addition, within three (3) business days after the Effective Date, Seller shall deliver to Buyer all documents, permits, books, and records pertaining to the Property in Seller’s possession, including, without limitation, any title reports, surveys, environmental reports, building plans, wetlands delineations, governmental notices, permits, approvals and septic plans.  During the Inspection Period, Buyer may, at Buyer’s sole risk and expense, undertake a complete physical inspection of the Property as Buyer deems appropriate, including but not limited to soil/groundwater tests and environmental assessments and audits, provided, however, that any such inspection does not cause any permanent damage to the Property.  All such inspections, investigations, reviews and examinations shall be undertaken at Buyer’s sole cost and expense.  Buyer will coordinate all on-site inspections with Seller and Seller agrees to reasonably cooperate with Buyer, including without limitation making Seller and any of Seller’s representatives that are familiar with the Property and its present and past uses available for interview by Buyer or Buyer’s agent.  After completing any inspections, Buyer, at Buyer’s sole expense shall restore and repair any damage to the Property caused by Buyer’s inspections to the condition that existed prior to such inspections. Buyer agrees to indemnify, defend and hold Seller harmless of and from any actual damages or injuries arising from Buyer’s inspection of the Property and, notwithstanding anything to the contrary in this Agreement, the obligations of Buyer under this Section 4.2 shall survive Closing or any termination of this Agreement.  Buyer may undertake invasive testing of the Property upon prior written notice to Seller.  Buyer shall maintain and shall ensure that any other contractor that tests or inspects the Property (including, without limitation, with respect to environmental matters) shall maintain, public liability and property damage.

4.3  Termination During Inspection Period.  The Buyer or Buyer’s agent shall have the right at any time during the Inspection Period to notify Seller in writing that it has elected to terminate this Agreement, if Buyer for any reason or no reason at all determines that the Property is not satisfactory to Buyer.  Upon receipt of said notice, the Escrow Agent shall immediately return to Buyer the Earnest Money.  If Buyer does not terminate the Agreement prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this section.

ENVIRONMENTAL

5.1  Environmental Condition.  If Buyer’s environmental audit reveals any environmental concerns or contamination, then Buyer shall notify Seller within ten (10) days after receipt of such environmental audit. Seller shall then advise Buyer whether Seller agrees to diligently and promptly remediate such environmental concerns in accordance with PA DEP requirements. (Seller has already provided a Phase 1 Environmental report to Buyer).  If Seller does not agree to remediate such environmental concerns, then Buyer shall have the right to terminate this Agreement, by delivering written notice to Seller, within ten (10) days after receipt of Seller’s notice advising Buyer of same.  If Seller agrees to remediate such contamination, then Buyer’s obligation to close title hereunder is conditioned upon Seller taking appropriate remediation action with respect to such environmental concerns and obtaining written approval from PA DEP approving the final report and providing liability relief for all relevant hazardous substances addressed therein.  Buyer shall have no obligation to close title hereunder until Seller completes all required remediation (other than post-closing monitoring and reporting for which Seller shall remain responsible) and delivers a PA DEP written approval of the final report and liability relief regarding same.  If Seller agrees to remediation any contamination and such remediation is not completed, and the foregoing approval and liability relief not delivered to Buyer, prior to the original Closing Date, then Seller shall be entitled to one thirty (30) day extension of the Closing Date to complete such remediation and deliver such approval and liability relief.   Notwithstanding the foregoing, if all remediation has been completed other than post-closing monitoring and reporting, Buyer shall proceed to Closing, and Seller’s obligation to complete such monitoring and reporting, and provide the requisite PA DEP approval and liability relief shall survive the closing. If Seller agrees to remediate such contamination, An amount equal to 125% of the cost of such post closing remediation, as determined by Buyer’s environmental consultant, shall be escrowed from Seller’s closing proceeds to ensure a funding source for completing such remediation and obtaining such PA DEP approval and liability relief.  Nothing herein shall release Seller from any liability for environmental conditions which existed at the Property as of the Closing, but which were not revealed in any environmental reports obtained by Buyer.

TITLE POLICY, SURVEY

6.1  Title.  Buyer may order and obtain a commitment (the “Title Commitment), together with legible copies of all title documents listed as exceptions, from a nationally recognized title insurance company of Buyer’s choice agreeing to issue to Buyer an Owner’s ALTA Form B title insurance policy in the total amount of the Purchase Price insuring fee simple marketable title to the Property (the “Title Company”).  Buyer shall have until the expiration of the Inspection Period to notify Seller in writing of any defects or other objections to and/or appearing in the Title Commitment (“Title Objections”).  Seller shall have fifteen (15) days after receipt of Buyer’s Title Objections to respond to Buyer and notify Buyer whether or not Seller agrees to cure the Title Objections so specified (“Title Response”).  Prior to Closing, Seller shall cure all Title Objections Seller has agreed to cure pursuant to the Title Response, and such cure shall be a condition of Buyer to Closing.  If Seller does not provide a Title Response or if in such Title Response Seller does not agree to cure all Title Objections, Buyer may elect to: (a) terminate this Agreement and receive a return of all Earnest Money; or (b) waive such Title Objections and proceed to Closing. Notwithstanding Seller’s Title Response, or failure to provide a Title Response, Seller must cure liens or encumbrances evidencing monetary obligations of Seller or related to Seller’s ownership of the Property (“Monetary Encumbrances”) by Closing.

6.2  Permitted Exceptions.  It is understood and agreed that the Property is being sold by Seller to Buyer or its assignees/designees by special warranty deed (the “Deed”), delivered at the Closing, free and clear of all liens, claims and encumbrances, but subject to real estate taxes and assessments for the year of the Closing and subsequent years and other matters of record that are disclosed to and accepted by Buyer pursuant to Section 6.1 (the “Permitted Exceptions”).  Monetary Encumbrances shall not in any event be a Permitted Title Exception hereunder, and if not paid by Closing, shall be paid or satisfied out of the sums payable by Buyer at Closing. Seller expressly agrees to discharge all of same in full at Closing at its sole cost and expense, and the proceeds of sale payable to Seller shall be reduced accordingly.

 6.3 Survey.  Buyer may, at Buyer’s sole cost, obtain a current survey of the Property prior to the Closing (the “Survey”).  Buyer shall have until the expiration of the Inspection Period to notify Seller in writing of any encroachments or other objections to and/or appearing in the Survey (“Survey Objections”).  Seller shall have fifteen (15) days after receipt of Buyer’s Survey Objections to respond to Buyer and notify Buyer whether or not Seller agrees to cure the Survey Objections so specified (“Survey Response”). Prior to Closing, Seller shall cure all Survey Objections Seller has agreed to cure pursuant to the Survey Response, and Seller’s cure pursuant to the Survey Response shall be a condition of Buyer to Closing.  If Seller does not provide a Survey Response or if in such Survey Response Seller does not agree to cure all Survey Objections, Buyer may elect to: (a) terminate this Agreement and receive a return of all Earnest Money; or (b) waive such Survey Objections and proceed to Closing.

 6.4 Further Encumbrances. After the Effective Date, Seller shall not cause or permit any liens or other encumbrances to be placed on title, and Seller shall not cause or permit any encroachments or other changes to the Property which would affect the Survey.  In the event any title or survey defects first appear after the date of the Title Commitment, or Survey, respectively, Buyer may notify Seller of such matters and Seller shall cure any encumbrances caused or permitted by Seller by Closing.

REPRESENTATIONS, WARRANTIES, AND COVENANTS BY SELLER

Seller hereby represents, warrants and covenants to Buyer which representations, warranties and covenants shall be true and shall be deemed to be restated at the Closing.

7.1  Authority.  Seller has full power and authority to enter into this Agreement.  Upon execution hereof, this Agreement shall be the binding and legal obligation of Seller and is enforceable against Seller.

7.2  Environmental.  To the best of Seller’s knowledge, and except as may be disclosed in Seller’s Phase I previously disclosed to Buyer, the Property (or any part of the Property) has not in the past been used and is not now being used for handling, storage, transportation or disposal of hazardous or toxic materials; and Seller has not used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property, and there is not contained on or in any improvements on or under the Property, any flammable explosives, radioactive materials, asbestos, or any substances defined as or included in the definition of “hazardous substance”, “hazardous waste”, “hazardous materials” or “toxic substances” under any applicable federal or state laws or regulations in effect on the Effective Date or the Closing Date (collectively, the “Hazardous Materials”).  To the best of Seller’s knowledge, Seller is in compliance with and maintains compliance with all the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.),the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1352 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. §1101 et seq.), the Endangered Species Act (16 U.S.C. §1531 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §1801 et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), and other similar federal, state and local statutory schemes imposing liability on owners of the Property. To the best of Seller’s knowledge, no inspection, audit or other investigation has been conducted or requested as to the quality of the air, surface or subsurface conditions at the Property by any party, including public agencies, but other than lending institutions.  Furthermore, no written, oral or other type of notice has been received indicating that any third party, including governmental agencies, proposes to carry out an inspection, audit or other investigation of the Property. To the best of Seller’s knowledge, there is no evidence of any release of hazardous materials onto or into the Property.  To the best of Seller’s knowledge, no warning notice, notice of violation, administrative complaint, judicial complaint or other formal or informal notice has been issued by a public agency alleging that conditions on the Property are in violation of environmental laws, regulations, ordinances or rules.

7.3  Intentionally Deleted.

7.4  Easements, Encroachments, and Rights-of-Way.  To the best of Seller’s knowledge, there are no unrecorded easements, encroachments, or rights-of-way affecting title to the Property.

7.5 Governmental Proceedings. Seller has no knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, that affects the Property; (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, or to designate all or any part of the Property as an area in need of redevelopment; (iii) any penalties or interest due with respect to real estate taxes assessed against the Property; (iv) any proposed change(s) to any median cuts, driveway entrances, traffic patterns or grades which would affect ingress or egress to the Property or which would require a portion of the Property, or (v) any proposed or pending moratorium that would prevent the development or occupancy of the Property.  Seller shall notify Buyer should it hereafter become aware of any of the foregoing and furnish Buyer a copy of any notice regarding the Property within two (2) days after receipt.

7.6  Utilities.  To the best of Seller’s knowledge, all installation and connection charges for all public utilities currently existing at the Property have been paid in full.

7.7  Drainage.  Any water or other drainage that runs off the Property and on to a property contiguous to the Property through any drainage system on the Property does so lawfully, either by local law or in accordance with valid public easements or private easements that will inure to the benefit of Buyer.  To the best of Seller’s knowledge, there are no unrecorded written agreements relating to drainage that burden the Property.

7.8  Special Assessments.  No special assessments have been levied against all or any part of the Property, and Seller has no knowledge of any intended assessments.  If any special assessments are levied prior to the Closing, Seller shall be obligated to pay such special assessments at Closing whether or not such assessment is being paid in installments by Seller.  Seller shall notify Buyer immediately after receipt of notice of such assessment by Seller (and in any event before Closing).

7.9  Seller Assistance.  Seller, upon the reasonable request of Buyer, and at no expense to Seller, shall render such assistance and furnish such information to Buyer in connection with contesting taxes, seeking a reduction in tax assessments, dealing with land use matters, dealing with zoning and building authorities or governmental agencies, dealing with the owner(s) of property adjacent to the Property, dealing with the reconfiguration of the boundary lines of the Property necessary in conjunction with the proposed development, resolving other contract or legal disputes connected with the Property and in connection with all other matters relating to the proposed development, construction, and operation of the Property.  Additionally, Seller hereby appoints Buyer to act as its agent in connection with obtaining all approvals, authorizations, permissions, permits, designations and classifications desired by Buyer for the Property and agrees to sign a letter of authorization for such in the form required by the appropriate authority, or if required by such authority, to sign the application for such approvals, authorizations, permissions, permits, designations and classifications.  Seller shall have no right to approve such applications provided that any such approvals, authorizations, permissions, permits, designations and classifications do not become effective unless and until Buyer purchases and takes title to the Property.

7.10  Zoning.  Seller shall not, without the prior written consent of Buyer, apply for, obtain or permit any re-zoning of the Property.

7.11 Title.  Seller has good and marketable title in fee simple absolute to the Property subject only to the Permitted Exceptions.

7.12 Actions and Proceedings.  Seller has no actual knowledge, nor has Seller received any written notice of, nor does Seller know of any basis for, any pending litigation by any organization, person or individual or any claim, action or proceeding, actual or threatened, by any Governmental Authorities or any other party that would materially affect the use, occupancy, leasing or value of the Property or any part thereof.  Seller shall notify Buyer within three (3) days of Seller becoming aware of or receiving notice of any such claim, action or proceeding or the existence thereof, and the action Seller proposes to take to dispose of such claim, action or proceeding subject to attorney-client privilege.  Thereafter, Seller shall commence and diligently pursue disposition of such claim, action or proceeding until completed and shall keep Buyer notified thereof.

7.13 Acquisition and Occupancy.  No person, firm or entity has any right or option to acquire all or any part of this Property other than Buyer, and there are no leases, licenses or other agreements that grant to any person or entity the right to occupy the Property.

7.14 Governmental Compliance.  To the best of the knowledge of Seller, the Property is in compliance with all applicable laws, statutes, ordinances, regulations, orders or requirements affecting the construction, operation, management and maintenance of the Property, and no notice of any violation has been issued by any Governmental Authority.  Seller has no knowledge of any notices, suits or judgments relating to any violations of any laws, ordinances or regulations affecting the Property, or any violations or conditions that may give rise thereto, and has no reason to believe that any Governmental Authority contemplates the issuance thereof.  There are no federal tax liens affecting the Property.

7.15 Taxes, Assessments, Charges, Etc.  All taxes, assessments, water charges, sewer charges, sidewalk improvement charges, street improvement charges and all other charges for public facilities, utilities or similar services of any nature whatsoever which now or, to the best of Seller’s knowledge after reasonable investigation, may hereafter affect the Property, have been paid.

7.16 Construction Liens.  No labor has been performed, nor materials supplied, relating to the Property for which Seller has not fully paid, or for which a construction or other lien against the Property may be claimed by any person.

7.17 Reports, Investigations. Seller has made available to Buyer true and complete copies of all reports and investigations in its possession or under its control relating to the environmental condition or the Property.

7.18  Contracts.  There are no management, leasing, service or maintenance contracts relating to the Property.

7.19  Possession.  Seller is and as of the Closing Date will be in possession of the Property, free of any tenancies and rights of third parties.

7.20  Financial Standing. Seller: (i) is solvent, (ii) is not in the hands of a receiver and no application for the appointment of a receiver pending, (iii) Seller has not made an assignment for the benefit of creditors, and (iv) Seller is not the subject of any petition in bankruptcy.

The truth, accuracy and completeness of each of the representations and warranties of the Seller as set forth in this Section 7 as of the date hereof, and as of the Closing, shall constitute a condition precedent to the obligations of Buyer hereunder.  Each such representation and warranty shall survive the Closing for a period of One (1) Year.

REPRESENTATIONS, WARRANTIES AND COVENANTS BY BUYER

8.1  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Upon execution hereof, this Agreement shall be the binding and legal obligation of Buyer and is enforceable against Buyer.

8.2   Corporate Existence.  Buyer will keep in full force and effect its existence and all licenses and franchises necessary for the conduct of its business.

8.3  Survival.  The truth, accuracy and completeness of each of the representations and warranties of the Buyer as set forth in this Section 8 as of the date hereof, and as of the Closing, shall constitute a condition precedent to the obligations of Seller hereunder.  Each such representation and warranty shall survive Closing for a period of One (1) Year.

CLOSING

9.1 Closing.    The Closing shall occur on or before October 1, 2024 (“Closing”).  The Closing shall take place by mail, and by wire transfer of the closing proceeds, provided that, if required by Buyer’s lender, the Closing shall occur at the offices of Buyer’s lender or its counsel located in the Commonwealth of Pennsylvania.

9.2  Seller’s Obligations at Closing.  At Closing, Seller shall deliver or cause to be delivered to Buyer the following documents:

The Deed;

A duly signed affidavit, in form acceptable to the Title Company and Buyer’s attorney, sufficient to remove standard printed exceptions to title in the title insurance policy regarding (i) unrecorded matters (except general real estate taxes not yet due and payable); (ii) parties in possessions; and (iii) mechanic’s liens.

A duly signed FIRPTA affidavit from Seller.

A duly signed bill of sale and assignment conveying title, free and clear of all liens to (1) any personal property located at the Property or owned and used in connection therewith; (2) all licenses and permits, or other contracts, warranties or guaranties, affecting the Property, including all wastewater and storm drainage capacity reservations and agreements; if any (3) all zoning permits or classifications, if any; and (4) all plans, permits, licenses and other authorization and agreements relating to the use or operation of the Property, if any.

If applicable, a copy of Seller’s corporate documents, and all amendments thereto, certified as true and complete, as of the closing date, and all other documents deemed necessary by the title company so as to evidence authorization for the actions to be taken by Seller, as well as the authority of the person signing this Agreement and the closing documents.

A duly signed seller’s residency certification/exemption form, or a nonresident seller’s tax declaration.

A duly signed affidavit of consideration of Seller, if required by the title company or legal counsel.

A Certificate, dated the date of the closing, and signed by the Seller stating that the representations and warranties contained herein are true, correct and compete as of such date.

Such other documents as Buyer or its title company may reasonably request to perfect title in any Property or to record the Deed.

9.3  Buyer’s Obligations at Closing.  At Closing, Buyer shall deliver to Seller the following:

The Purchase Price; and

A duly signed affidavit of consideration of Buyer, if required by the title company or legal counsel.

If applicable, a copy of Buyer’s corporate documents, and all amendments thereto, certified as true and complete, as of the closing date, and all other documents deemed necessary by the title company so as to evidence authorization for the actions to be taken by Buyer or Buyer’s assignee, as well as the authority of the person signing this Agreement and the closing documents.

9.4  Closing Conditions.  It is a condition to Buyer’s obligation to close title that, as of the closing date, (a) all of Seller’s representations and warranties are true and correct in all material respects; (b) Seller shall have performed all covenants hereunder; (c) the title insurer shall have irrevocably committed to issue to Buyer and its lender, if applicable, a title insurance policy at standard rates listing as exceptions only the Permitted Exceptions; (d) no moratorium, statute, order, regulation, ordinance or judgment of any court or governmental agency has been enacted, adopted or issued or initiated that would have a material adverse effect upon the Property or the development or operation thereof; and (e) all other conditions to Buyer’s obligations to proceed to closing which are set forth in this Agreement shall have been satisfied.  If any conditions to Buyer’s obligations hereunder is not fulfilled, Buyer shall have no obligation to close title, but may do so at its option.

CLOSING COSTS, PRORATIONS OF RENTS
TAXES AND MISCELLANEOUS EXPENSES

10.1  Closing Costs.  Buyer and Seller shall each pay their own attorney’s fees.  At Closing, Buyer shall pay the costs associated with financing the purchase of the Property, if any, the survey, Buyer’s due diligence and permitting costs, the title insurance premium for the owner’s and mortgagee’s title policy, and any additional premium chargeable for any endorsements attached to the Title Policy, and one half (1/2) of the realty transfer taxes on transfer of the Property, but shall pay 100% of same which becomes payable by reason of the assignment, substitution or other transfer by Buyer of this Agreement and/or its rights to acquire the Property to any other person or entity.  At Closing, Seller shall pay one half (1/2) of the realty transfer taxes, and the cost of discharging any liens or encumbrances that are Seller’s responsibility hereunder. Escrow/Closing agent fees shall be split equally.

10.2  Real Property Taxes.  Real property taxes on the Property, and any other taxes associated with the Property for the year of closing shall be prorated as of the Closing.  If the final tax bill for the year of closing has not been issued prior to Closing, such taxes shall be prorated based upon the preliminary tax bill issued for such year, with known changes, if any.  Within thirty (30) days after issuance of the final tax bill, the parties shall re-prorate such taxes.

10.3  Farmland Rollback Taxes.  Seller represents that the Property is not assessed as farmland and that no farmland rollback taxes will be due and owing.

10.4  Other Adjustments.  Any other items of income and expense relating to the Property shall be adjusted in a customary manner.

10.5  Bulk Sales.  (a) Seller shall comply in all respects with 43 P.S. §788.3, 69 P.S. § 529, 72 P.S. § 1403, 72 P.S. §7321.1, and 72 P.S. § 7240 (collectively, the “Bulk Sale Statutes”).  Seller shall give the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor and Industry notice of the sale of the Property at least ten (10) days prior to the date of Closing.  Seller shall file all tax returns and applications, and pay all taxes that are the obligation of Seller, required to obtain corporate clearance certificates from the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor and Industry (the “Clearance Certificates”) after Closing.

(b)   In the event Seller is unable at Closing to deliver such Clearance Certificates to Buyer, Seller shall obtain and deliver the Clearance Certificates to Buyer as soon as practically possible after Closing, and at Closing will deliver to Buyer a written statement, prepared by Seller’s independent certified public accountant (“Seller’s Accountant”), reasonably acceptable to Buyer, which statement shall be addressed to Buyer and state that no taxes under the Bulk Sale Statutes will be due and owing to the Commonwealth of Pennsylvania after the completion of the transactions contemplated by this Agreement (“Accountant’s Letter”).

(c)   If Seller is unable to deliver the Accountant’s Letter as provided in paragraph 18.2 above, Seller will escrow with Escrow Agent one hundred fifty percent (150%) of the taxes estimated to be due by Seller’s Accountant (whose estimate of taxes due shall be addressed to Buyer and shall be in form and substance reasonably acceptable to Buyer and Buyer’s accountant), pending the issuance and delivery to Buyer, post-closing, of the Clearance Certificates.  In addition, Seller shall indemnify, defend and save harmless Buyer, its successors and assigns from and against any and all tax claims made by the Commonwealth of Pennsylvania against Buyer (its successors and assigns) and/or the Property as a result of the transactions contemplated by this Agreement under the Bulk Sale Statutes, which indemnity shall continue until such time as Seller delivers the Clearance Certificates (covering tax years up through and including the tax year in which Closing occurs) to Buyer.

(d)   The provisions of this Section 10.5, shall survive the Closing.

10.6  Survival.  In the event that following the closing, it becomes apparent that adjustments which should have been made at the closing were not made, or that documents were not executed (or executed properly) and require execution (or re-execution), the parties will reasonably cooperate to rectify any such circumstance at the earliest possible date.  The provisions of this Article 10 shall survive Closing.

RISK OF LOSS

11.1  Casualty.  Seller assumes all risk and liability, damage to or injury occurring to the Property by fire, storm, accident or any other casualty or cause until the Closing has been consummated.  If the Property or any part thereof, suffers any damages prior to the Closing from fire or other casualty, Buyer may either (a) terminate this Agreement and receive a refund of all Earnest Money and any other money paid by Buyer to Seller or for Seller’s benefit under this Agreement; or (b) without repairing such damage, consummate the Closing, in which latter event the proceeds of any insurance covering such damage shall be assigned to Buyer at Closing.

11.2  Condemnation.  If, prior to Closing, action is initiated or threatened to take a material part of the Property by eminent domain proceedings or by deed in lieu under threat thereof (collectively, a “Taking”), Buyer may either (a) terminate this Agreement and receive a refund of all Earnest Money and any other money paid by Buyer to Seller or for Seller’s benefit under this Agreement; or (b) continue with this Agreement and, unless otherwise terminated, consummate the Closing, in which latter event any award received or to be received by Seller from the condemning authority shall be assigned to Buyer at the Closing.  Buyer shall have the right, but not the obligation, to contest and negotiate the amount of money offered for such Taking, as well as any of the terms related thereto.   For purposes of this Section 11.2, a “material part” shall be deemed to mean a Taking which materially impairs the ability of the Buyer to develop the Property or to construct the improvements necessary for Buyer’s intended use of the Property, as determined by Buyer in its sole and absolute discretion.

DEFAULT

12.1  Default by Seller.  If Seller breaches this Agreement Buyer may (a) terminate this Agreement and be entitled to the immediate refund of all Earnest Money and any other payments made to or for the benefit of Seller, and all actual, documented out of pocket third party costs incurred by Buyer in connection with this Agreement and this Agreement shall thereupon terminate and neither party shall have any further rights, liabilities, or obligations hereunder, except for those obligations and liabilities that expressly survive termination hereof, or (b) seek and obtain specific performance of this Agreement, together with all costs and attorneys’ fees provided, however, that if Seller is unwilling or incapable of specifically performing its obligations under this Agreement, or specific performance is unavailable, Buyer shall have all remedies available at law or in equity, including, without limitation, an action against Seller for all of its damages.

12.2  Breach by Buyer.  If Buyer breaches this Agreement, Seller shall be entitled to retain the Earnest Money as liquidated damages (not as a penalty, the parties hereby acknowledging that the Seller’s damages in the premises are uncertain) as its sole and exclusive remedy, and this Agreement shall thereupon terminate and neither party shall have any further rights, liabilities, or obligations hereunder, except for those obligations and liabilities that expressly survive termination hereof.

SPECIAL PROVISIONS

MISCELLANEOUS

13.1  Notices.  All notices shall be in writing unless otherwise provided for elsewhere in this document and shall be deemed delivered and received (a) on the date when personally delivered, (b) on the date sent by email transmission sent to the party to receive such notice, (c) one (1) business day after being deposited with a commercial overnight delivery service such as Federal Express or UPS addressed as follows:

As to Buyer:	FERFELDT INVESTMENTS LLC 194 Mount Airy Road Basking Ridge, NJ 07920 Email: KGosik@ferbercompany.com

With a copy to:	Frank Natanek The Ferber Company 1700 Palm Beach Lakes Blvd. Suite 740 West Palm Beach, FL 33401 Email: fnatanek@ferbercompany.com

As to Seller:	Presence Bank FKA COATESVILLE SAVINGS BANK ATTN: Janak M. Amin President & CEO 185 E. Lincoln Highway Coatesville, PA 19320

With a copy to:	Obermayer Rebmann Maxwell & Hippel LLP Centre Square West 1500 Market Street, Suite 3400 Philadelphia, PA 19102 Email: nicole.norcross@obermayer.com

As to Escrow Agent:	Foundation Abstract LLC 1424 Easton Road Suite 100 Horsham, PA 19044 Attn: Beth Richman Email: b.richman@foundationabstract.com

Counsel for a party will be authorized to give notices on behalf of such party.

13.2  Broker.  Seller and Buyer represent and warrant to each other that they have dealt with no broker in connection with the transaction contemplated by this Agreement.  Each party agrees to defend, indemnify, and hold the other harmless from and against any and all expense, cost, damage, or liability resulting from the claims of any brokers or those claiming to have performed services in the nature of brokerage services for either one of the parties. This section shall survive Closing.

13.3  Escrow Agent.  Escrow agent agrees to hold and deliver the Earnest Money in accordance with the terms of this Agreement.  Agent is acting in the capacity as a depository only and shall not be liable for any damages unless caused by the gross negligence or willful malfeasance of Escrow Agent.   Subject to the last paragraph of this Section, Escrow Agent shall be entitled to release the Earnest Money to the party making a demand unless, within five (5) business days after delivering notice of such demand to the other party, such other party objects in writing to the release of the Earnest Money.  In the event of any disagreement between Buyer and Seller resulting in any claims for the moneys involved herein, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery of the moneys then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the claimants have been finally adjudicated in a court of competent jurisdiction of the moneys involved herein, or (b) all differences shall have been adjusted by agreement between Seller and Buyer.  Further, Escrow Agent shall have the right to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute, whereupon Escrow Agent’s obligations shall terminate.  Seller and Buyer jointly and severally agree to indemnify and hold harmless Escrow Agent from all costs, damages, and expenses, including reasonable attorney’s fees, which Escrow Agent may incur in its compliance with this Agreement; provided, however, that this indemnity shall not extend to any acts of gross negligence or willful malfeasance on the part of the Escrow Agent.  The provisions of this Section 13.3 shall survive Closing.

Notwithstanding anything to the contrary contained in this Section 13.3, Escrow Agent shall deliver to Buyer the Earnest Money if Buyer terminates this Agreement pursuant to Sections 4.3, 5.1, 6.1, 6.3, 11.1 or 11.2.  Escrow Agent’s obligation to return the Earnest Money pursuant to the immediately preceding sentence shall occur notwithstanding any instructions to the contrary from Seller.

13.4  Entire Agreement.  This Agreement and the Exhibits hereto embody the entire agreement between the parties relative to the subject matter, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter, which are not expressly set forth herein.

13.5  Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

13.6  Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

13.7  Time Periods.  If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the law of the United States or the Commonwealth of Pennsylvania, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

13.8  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania and the laws of the United States pertaining to transactions in Pennsylvania.

13.9  Successors and Assigns.   This Agreement shall bind and inure to the benefit of Seller, Buyer and their respective heirs, executors, administrators, personal legal representatives, successors and assigns.  Seller may assign this Agreement only together with the conveyance of the entire Property prior to Closing.  Buyer may assign all or part of Buyer’s rights under this Agreement prior to Closing.  An assigning party shall promptly notify the other of an assignment and in any event prior to Closing.

13.10  Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as herein provided, reasonable attorneys’, paralegals’, or expert witnesses’ fees and costs incurred in such suit at trial or on appeal or in connection with any bankruptcy or similar proceedings.

13.11  Effective Date.  The Effective Date means the later of the date of execution of this Agreement by the last of Seller and Buyer to execute same or delivery of the fully executed Agreement to both parties.

13.12  Section 1031 Exchange.  Either Seller or Buyer shall have the right to treat this Property as part of a tax-deferred like-kind exchange under Section 1031 of the Internal Revenue Code (the “Exchange”) and, to that end, shall have the right to assign or otherwise alter this Agreement in order to accomplish that objective, provided the net economic effect (including exposure to liability) shall be essentially the same as under this original Agreement.    Notwithstanding any Exchange, (1) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to any obligations under this Agreement; (2) no party hereto shall be required to take an assignment of this Agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (3) the party requesting the Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase through the Exchange.  A party’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall such party be responsible for compliance with or be deemed to have warranted to the requesting party that the Exchange in fact complies with §1031 of the Internal Revenue Code.  The requesting party shall indemnify, defend, and hold the other party harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection with the Exchange.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

SELLER

PRESENCE BANK F/K/A COATESVILLE SAVINGS BANK

By:      /s/ Lindsay S. Bixler
Name:  Lindsay S. Bixler
Its: Chief Financial Officer

Dated:   February 15, 2024

BUYER

FERFELDT INVESTMENTS LLC

By:     /s/ Keegan Gosik
Name: Keegan Gosik
Its: Vice-President

Dated:   February 21, 2024

ESCROW AGENT

FOUNDATION ABSTRACT LLC

By:       /s/ Beth Richman
Name:  Beth Richman

Dated: February 21, 2024